Exhibit 99.1


                    Sono-Tek Announces First Quarter Earnings


(July 14, 2006-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,781,744 for the three months ended May 31, 2006, compared to sales of $1,832,364 for the same period of last year. Operating income for the first three months of the year was $109,437 or 6% of sales compared to $231,462 or 13% of sales for the prior year period. For the three months ended May 31, 2006, the Company had net income of $124,831 compared to $229,398 for the prior year period. Earnings per share for the three months ended May 31, 2006 was $.01 compared to $.02 for the prior year period.

The balance sheet is improved from last year at this time with working capital of $3,844,000 at May 31, 2006 versus $2,480,000 at May 31, 2005. Stockholders'
equity increased to $4,381,000 at May 31, 2006 from $3,142,000 at May 31, 2005, an increase of $1,239,000 or 39%.

While the first quarter's sales are slightly below the first quarter of last year, the Company's sales levels have increased over the past several years as the result of product development efforts, related marketing thrusts and expansion into overseas markets. Quarterly sales are affected by the timing of our newer and larger Widetrack industrial coating systems, and we expect to see higher sales in the second quarter due to this factor.

Net income for the first quarter decreased when compared to the same quarter of last year. The following accounting requirements and Company initiatives impacted the current quarter's results. New FASB regulations for stock option accounting became effective on March 1, 2006. Stock options are now treated as current period expenses and have a negative impact on income. In response to the new regulations, the Company plans to reduce future stock option awards. The Company also increased its investor relation expenditures associated with seminars and web casts in the first quarter. In addition, the Company has continued its investment in technology and market development to create future growth. This investment will continue, although all expenses will be subject to sales growth and continued health in the economies where the Company sells its products. The Company expects to continue the growth of both sales and net income in the current fiscal year, and is managing the business to that end.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data
                                    Unaudited

                                                      Three Months Ended May 31,
                                                         2006           2005
                                                         ----           ----

Net Sales                                             $1,781,744    $ 1,832,364
                                                      ==========    ===========

Net Income                                            $  124,831    $   229,398
                                                      ==========    ===========

Basic Earnings Per Share -                            $     0.01    $      0.02
                                                      ==========    ===========

Diluted Earnings Per Share -                          $     0.01    $      0.02
                                                      ==========    ===========

Weighted Average Shares - Basic                       14,358,140     13,952,488
                                                      ==========    ===========

Weighted Average Shares - Diluted                     14,468,868     14,386,259
                                                      ==========    ===========